Exhibit 19.1
Pulmonx Corporation
Insider Trading Policy

Approved by the Board of Directors September 15, 2020, as amended February 13, 2025
Policy Principles
1.Personnel of Pulmonx Corporation and its subsidiaries (together, “Pulmonx”) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in Pulmonx securities.
2.Pulmonx personnel who are aware of material nonpublic information relating to Pulmonx may not engage in transactions in Pulmonx’s securities except as permitted by this policy and applicable law.
3.Pulmonx personnel may not disclose material nonpublic information outside of Pulmonx unless the disclosure is made in accordance with a specific Pulmonx policy that authorizes such disclosure.
4.Pulmonx personnel may not disclose material nonpublic information to persons within Pulmonx whose jobs do not require them to have that information.
5.Pulmonx personnel may not recommend the purchase or sale of any Pulmonx’s securities.
6.Changes to this policy require approval by Pulmonx’s Board of Directors or a duly appointed committee of the Board of Directors.
Policy Q&A
Policy Scope and Purpose
Q:     Why have an insider trading policy?
A:     During the course of your relationship with Pulmonx, you may receive material information that is not yet publicly available (“material nonpublic information”) about Pulmonx or other publicly traded companies with which Pulmonx has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell, or otherwise transact in Pulmonx’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Pulmonx securities and in the securities of other applicable publicly traded companies by persons subject to this policy.
Q:     Who is subject to this policy?
A:     This policy applies to you and all other employees, directors, and designated consultants of Pulmonx and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in Pulmonx’s securities are directed by you or are subject to your influence or control, and, unless otherwise determined by Pulmonx, any other

Exhibit 19.1
individuals whose transactions in securities you influence, direct, or control and any entities whose transactions in securities you control (including, e.g., a venture or other investment fund, if you control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.
    In addition, if you are an officer or director of the Company, or an employee or designated consultant of the Company described on Appendix A (“Specified Personnel”), you and your Related Persons are subject to the quarterly trading blackout periods described below.
Q:     Whose responsibility is it to comply with this policy?
A:     Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Pulmonx and to not engage in transactions in Pulmonx’s securities or the securities of other applicable public companies while aware of material nonpublic information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Pulmonx or any employee or director of Pulmonx pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Pulmonx for any conduct prohibited by this policy or applicable securities laws.
Q:     What transactions are subject to this policy?
A:     This policy applies to all transactions in securities issued by Pulmonx, as well as derivative securities that are not issued by Pulmonx, such as exchange-traded put or call options or swaps relating to Pulmonx’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of Pulmonx’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
In addition, this policy prohibits any person subject to this policy who, in the course of his or her relationship with Pulmonx, learns of any confidential information that is material to another publicly traded company or learns material nonpublic information about Pulmonx or any other company that could affect the share price of another publicly traded company, from trading in that other publicly traded company’s securities until the information becomes public or is no longer material to that other company.
Insider Trading and Material Nonpublic Information
Q:    What is insider trading?
A:     Generally speaking, insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the

Exhibit 19.1
material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about Pulmonx or another publicly traded company that Pulmonx has business relationships with and you trade in Pulmonx’s or such other company’s securities, you have broken the law. In addition, our insider trading policy provides that if in the course of your relationship with Pulmonx, you learn of any confidential information that is material to another publicly traded company or learns material nonpublic information about Pulmonx or any other company that could affect the share price of another publicly traded company, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company.
Q:     Why is insider trading illegal?
A:     If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.
Q:     What is material information?
A:     It is not always easy to figure out whether you are aware of material nonpublic information. Information is material if the information could be expected to affect the market price of that company’s securities or if it would influence a reasonable investor to buy or sell a stock, bond future or other security. This could mean many things: financial results, potential acquisitions or major contracts to name just a few. Keep in mind that both positive and negative information can be material.
Q:     What are examples of material information?
A:    There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•financial results or forecasts;
•acquisitions, dispositions or other strategic transactions;
•events regarding our securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in our dividend policies or amounts);
•major contracts or contract cancellations;
•gain or loss of a significant customer;
•pricing changes;
•new product releases;
•significant product problems or security incidents; and

Exhibit 19.1
•top management or control changes;
•financial restatements or significant writeoffs;
•employee layoffs;
•a disruption in Pulmonx’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;
•proxy fights;
•actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;
•impending bankruptcy;
•communications with government agencies; and
•notice of issuance of patents.
Q:     When is information considered public?
A:     The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, Pulmonx may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with Pulmonx’s Corporate Disclosure Policy.
Q:     Who can be guilty of insider trading?
A:     Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at Pulmonx. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

Exhibit 19.1
Q:     What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A:     The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Pulmonx, or any other company that could affect the share price of Pulmonx or another publicly traded company, at the time of the transaction.
Q:     Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?
A:     No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Pulmonx’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
Q:     What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?
A:     That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside Pulmonx, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with Pulmonx’s policies regarding the protection or authorized external disclosure of information regarding Pulmonx). This includes anonymous discussions on the internet about Pulmonx or companies with which Pulmonx does business.
You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, director, or designated consultant of Pulmonx (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold, or sell Pulmonx’s securities at any time or (b) disclose material nonpublic information to persons within Pulmonx whose jobs do not require them to have that material nonpublic information, or outside of Pulmonx to other persons (unless the disclosure is made in accordance with Pulmonx’s policies regarding the protection or authorized external disclosure of information regarding Pulmonx).
Q:     What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?
A:     That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell Pulmonx’s common stock or any derivative security related to Pulmonx’s common stock, since that could be a form of tipping.

Exhibit 19.1
Q:     Does this policy or the insider trading laws apply to me if I work outside the U.S.?
A:     Yes. The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection, the “SEC”), and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Pulmonx director, employee, or consultant, our policies apply to you no matter where you work.
Q:     Am I restricted from trading securities of any companies other than Pulmonx, for example a customer or competitor of Pulmonx?
A:     Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. It is the policy of Pulmonx that no person subject to this policy who, in the course of his or her relationship with Pulmonx, learns of any confidential information that is material to another publicly traded company or learns material nonpublic information about Pulmonx or any other company that could affect the share price of another publicly traded company, may trade in that other company’s securities until the information becomes public or is no longer material to that other company. You should be particularly conscious of this restriction if, through your position at Pulmonx, you sometimes obtain sensitive, material information about other companies and their business dealings with Pulmonx.
Q:     So when can I buy or sell my Pulmonx securities?
A:     If you are aware of material nonpublic information, you may not buy or sell Pulmonx securities until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade Pulmonx securities during any trading “blackout” period that applies to you. Our insider trading policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.
Blackout Periods
Q:     What is a quarterly trading blackout period?
A:    To minimize the appearance of insider trading among our officers, directors, Specified Personnel, and their Related Persons, we have established “quarterly trading blackout periods” during which they—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Pulmonx securities. That means that, except as described in this policy, all officers, directors, Specified Personnel, and their Related Persons will be able to trade in Pulmonx securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of Pulmonx’s annual or

Exhibit 19.1
quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Pulmonx securities if you are otherwise in possession of material nonpublic information.
Q:     What are Pulmonx’s quarterly trading blackout periods?
A:    Each “quarterly trading blackout period” will generally begin at the end of the day that is the 15th day of the third month of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of Pulmonx’s financial results for that quarter.
Q:     Can Pulmonx’s quarterly trading blackout periods change?
A:    The quarterly trading blackout period may commence early or may be extended if, in the judgment of the General Counsel or, if Pulmonx does not have a General Counsel, Pulmonx’s Chief Financial Officer (the “Securities Compliance Officer”), there exists undisclosed information that would make trades by Pulmonx officers, directors, Specified Personnel or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
A Pulmonx officer, director, or Specified Personnel who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Securities Compliance Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Securities Compliance Officer concludes that the person is not in fact aware of any material nonpublic information relating to Pulmonx or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Q:    Does Pulmonx have blackout periods other than quarterly trading blackout periods?
A:     Yes. From time to time, an event may occur that is material to Pulmonx and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the Securities Compliance Officer, may not trade in Pulmonx’s securities. In that situation, Pulmonx will notify the designated individuals that neither they nor their Related Persons may trade in the Pulmonx’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
Q:     If I am subject to a blackout period and I have an open order to buy or sell Pulmonx securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A:     No, unless it is in connection with a Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a Trading Plan, you will have violated our insider trading policy and may also have violated insider trading laws.

Exhibit 19.1
Q:    Am I subject to trading blackout periods if I am no longer an employee, director or consultant of Pulmonx?
A:     It depends. If your employment with Pulmonx ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Pulmonx ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Pulmonx, you should not trade in Pulmonx securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.
Q:    Are there any exceptions to this policy?
A:    There are no exceptions to this policy, except as specifically noted below.
Q:    Can I exercise options granted to me by Pulmonx, or participate in a Pulmonx employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?
A:     Yes. You may purchase shares by exercising your options or participating in a Pulmonx employee stock purchase plan, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information, except as otherwise provided in this policy. To be clear, you may not effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information. Persons subject to pre-clearance are required to pre-clear exercises of outstanding stock options with a Securities Compliance Officer. See “Pre-Clearance of Transactions in Pulmonx Securities” below.
Q:    What tax withholding transactions are not restricted by this policy?
A:     This policy does not apply to the surrender of shares directly to Pulmonx to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options, settlement of restricted stock units, or vesting or settlement of any other equity awards granted under Pulmonx’s equity compensation plans. This policy also does not apply to the sale of shares of our common stock for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”), provided that, (i) if required by Pulmonx, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by Pulmonx or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by Pulmonx. Except as otherwise provided in this policy, any market sale of the stock received upon exercise, vesting or settlement of any such equity awards remains subject to all provisions of this policy.
Q:     Are mutual fund shares holding Pulmonx common stock subject to the trading blackout periods?
A:     No. You may trade in mutual funds holding Pulmonx stock at any time.

Exhibit 19.1
Q:    What are the rules that apply to 10b5-1 Automatic Trading Programs?
A:    Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by Pulmonx, any person may establish a trading plan under which a broker is instructed to buy and sell Pulmonx securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Pulmonx securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Pulmonx at a time when they were unaware of any material nonpublic information relating Pulmonx and when you were not otherwise subject to a trading blackout period. Moreover, all Trading Plans to be adopted by directors, officers, Specified Personnel and their Related Persons must be reviewed and approved by Pulmonx in accordance with Pulmonx’s Section 16 Compliance Program before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. See “Pre-Clearance of Transactions in Pulmonx Securities” below.
Q:     Can I gift stock while I possess material nonpublic information or during a trading blackout period?
A:     No. A gift of stock could subject the donor to insider trading liability if the donor was aware of material nonpublic information at the time of the gift and knew or was reckless in not knowing that the donee would sell the securities prior to the disclosure of such information. Therefore, gifts may only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period.
Q:     Is the acquisition or disposition of Pulmonx securities pursuant to a domestic relations order allowed by this policy?
A:    This policy does not apply to the acquisition or disposition of Pulmonx’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
Margin Accounts, Pledging Shares, Hedging and Other Speculation in Pulmonx Securities
Q:     Can I purchase Pulmonx securities on margin or hold them in a margin account?
A:     No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase our securities on margin or hold it in a margin account at any time.
Q:     Can I pledge my Pulmonx securities as collateral for a loan?
A:     No. Pledging your securities as collateral for a loan could cause the pledgee to transfer your securities during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your securities as collateral for a loan.
Q:     What is problematic about margin accounts and pledged securities?

Exhibit 19.1
A:     Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Pulmonx’s securities, Pulmonx employees, directors, and designated consultants are prohibited from holding Pulmonx securities in a margin account or otherwise pledging Pulmonx’s securities as collateral for a loan.
Q:     Can I hedge my ownership position in Pulmonx?
A:     No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own Pulmonx’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Pulmonx’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.
Q:     Am I allowed to trade derivative securities of Pulmonx’s common stock?
A:     No. You may not engage in transactions in derivative securities related to our common stock, which include publicly traded call and put options, or in any other inherently speculative transactions with respect to our common stock. In addition, you may not engage in short selling of our common stock at any time.
Q:    What are derivative securities?
A:     “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.
Q:    What is short selling?
A:    “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
Q:    Why does Pulmonx prohibit trading in derivative securities and short selling?
A:     Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.

Exhibit 19.1
Q:     What if I purchased publicly traded options or other derivative securities before I became subject to this policy?
A:     The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.
Q:     What are the concerns about standing and limit orders?
A:     Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Pulmonx employee, director, or designated consultant is in possession of material nonpublic information. Pulmonx therefore discourages placing standing or limit orders on Pulmonx’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the provisions regarding quarterly trading blackouts and event-specific trading blackouts” in the section titled “Blackout Periods” above.
Pre-Clearance of Transactions in Pulmonx Securities
Q:    Who is required to pre-clear transactions?
A:    In addition to the requirements above, officers, directors, and other applicable members of management who have been notified that they are subject to pre-clearance requirements and their Related Persons face a further restriction: Even during an open trading window, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Pulmonx’s securities without first obtaining pre-clearance from the Securities Compliance Officer or such officer’s designee at least two business days in advance. He or she will then determine whether such person may proceed and, if so, will direct the Compliance Coordinator (as identified in Pulmonx’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance. Pulmonx may choose to shorten this period.
Q:    What information must be included in a request for pre-clearance?
A:     The request for pre-clearance should identify (i) the name of the person who will engage in the proposed transaction, (ii) the type of the proposed transaction (for example, open market purchase or sale, privately negotiated purchase or sale, stock option exercise), (iii) the proposed transaction date and (iv) the type and number of securities to be involved in the proposed transaction. Unless otherwise determined by the Securities Compliance Officer or his or her designee, the person who will engage in the proposed transaction must also execute a certification (in a form acceptable to the Securities Compliance Officer or his or her designee) that they are not aware of any material nonpublic information about Pulmonx or its securities.

Exhibit 19.1
Q:     What additional requirements apply to individuals subject to Section 16?
A:     Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in Pulmonx’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
Other Information
Q:    What happens if I violate our insider trading policy?
A:     Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Pulmonx.
Q:    What are the sanctions if I trade on material nonpublic information or tip off someone else?
A:     In addition to disciplinary action by Pulmonx—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.
Q:    What is “loss avoided”?
A:     If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
Q:     Who should I contact if I have questions about our insider trading policy or specific trades?
A:     You should contact the Securities Compliance Officer.
Q:     Do changes to this policy require approval by Pulmonx’s Board of Directors?
A:    Yes. Changes to this policy require approval by Pulmonx’s Board of Directors or a duly appointed committee of the Board of Directors.

Exhibit 19.1
Appendix A
Specified Personnel
(Non-Officer Employees and Designated Consultants Subject to Quarterly Trading Blackout Periods)

All Pulmonx employees

A-1